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ARBINET-THEXCHANGE, INC.

(Name of Registrant as Specified In Its Charter)
Alex Mashinsky
Robert A. Marmon
Governing Dynamics Investments, LLC
Thai Lee

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PRESS RELEASE
FOR IMMEDIATE RELEASE
ALEX MASHINSKY AND ROBERT A. MARMON MAIL LETTTER TO ARBINET-
THE EXCHANGE SHAREHOLDERS -- EMPHASIZE NEED FOR SHAREHOLDER
REPRESENTATION ON BOARD OF DIRECTORS
New York, NY, June 2, 2006 – Alex Mashinsky and Robert A. Marmon announced today that they mailed the attached letter to all holders of Arbinet-thexchange (NASDAQ:ARBX). Commenting on their solicitation for two seats on the Arbinet Board, Alex Mashinsky explained:
We want to clarify that we have no intention of seeking control of the Board or the Company. If elected, Robert Marmon and I will not seek the removal of the remaining Board members. We do not covet either the CEO or CFO positions for ourselves, but if offered, we would accept them.
We are committed to implementing the highest standards of corporate governance and look forward to being a constructive presence on the Board. We believe that it is important that shareholders have a voice on the Board of Directors, and that is a primary reason why we are seeking election. Our goal is to provide a shareholder viewpoint on the Board and we look forward to working with the entire Board and the current management team in an effort to enhance value for all Arbinet stockholders.

Alex Mashinsky	Robert A. Marmon
THE ARBINET ANNUAL MEETING OF STOCKHOLDERS
IS RAPIDLY APPROACHING
DEMAND STOCKHOLDER REPRESENTATION ON THE
ARBINET BOARD OF DIRECTORS BY VOTING
THE ENCLOSED GREEN PROXY CARD
June 1, 2006
Dear Fellow Stockholder:
     The Arbinet annual meeting of stockholders is less than two weeks away and we are writing to urge all of our fellow stockholders to demand stockholder representation on the Board of our company. During the course of our solicitation, we have had the opportunity to meet with and speak to many of our fellow stockholders, and we are heartened by the expressions of support we have received. Now as we approach our annual meeting, which is scheduled to be held on June 15, 2006, we need your support to give a voice to shareholder concerns on the Arbinet Board. No matter how many shares you may own, please take a moment now to vote FOR your fellow stockholders, Alex Mashinsky and Robert A. Marmon, by voting the enclosed GREEN proxy card.

WE BELIEVE THAT STOCKHOLDER REPRESENTATION
ON THE BOARD IS CRITICAL TO SAFEGUARDING THE
VALUE OF OUR INVESTMENT
     As the owners of over 6% of Arbinet’s outstanding common shares, we have become convinced that the Board’s interests are not aligned with that of its stockholders. While it is true that Curt Hockemeier and Anthony Craig were able to buy 1.7% of Arbinet’s outstanding stock for $0.16 per share in a transaction that diluted the interests of all Arbinet stockholders, the rest of us paid significantly more when we invested in Arbinet. Like many of you, we are baffled that the levels of executive compensation have skyrocketed as the value of our investment has plummeted.
     This inverse relationship of stock performance to executive compensation is one of the factors that prompted us to launch our solicitation for two Board seats on the seven-member Arbinet Board. Clearly we are not seeking control of the company, or even an overwhelming presence on the Board; we are asking for representation based on the size of our investment in Arbinet. It is clear that we would not be able to cause Arbinet to take any action without the concurrence of at least two of the other directors.
     We had hoped that Arbinet would have welcomed the input of company stockholders, especially the insight and advice that could be offered by the company’s founder, Alex Mashinsky. Instead, the Board has chosen to aggressively fight to keep the company’s owners out of the boardroom and we were forced to launch our solicitation to fight for the interests of all stockholders.

VOTE THE ENCLOSED GREEN PROXY CARD TO BRING VISION
AND PROMISE BACK TO THE ARBINET BOARD
     Our campaign to elect two directors to the Board is driven by one core belief — we believe that our investment in Arbinet can still flourish, but only with the addition of directors who can constructively advise the Board and challenge management when appropriate on the future direction of our company. As members of the Board, Alex Mashinsky and Robert A. Marmon would attempt to work with the existing Board on reviving both our company and the value of our investment.
     In the coming weeks we look forward to meeting with more of our fellow stockholders and explaining our conviction that Arbinet has much to offer to its customers, employees and investors. We hope that you will support our efforts to revitalize Arbinet by signing, dating and returning the enclosed GREEN proxy card today.
Please Mark, Sign and Return The Enclosed GREEN Proxy Card Today!
If you want to vote for Mashinsky and Marmon,
you must only vote on the GREEN Card.
Do not sign any White Card!
If you have already signed a White Card, you must resend the enclosed GREEN Card.
This Management and Board Need to Be Sent a Clear Message of
“NO CONFIDENCE”
By You — Arbinet’s Owners
     If you have any questions, or need assistance in voting your GREEN proxy card, please call our proxy solicitor, MacKenzie Partners, Inc., Toll-Free at 800-322-2885

-s- Alex Mashinsky	-s- Robert A. Marmon
Alex Mashinsky	Robert A. Marmon